Exhibit 5.1


                    [Pacific Capital Corporation Letterhead]




                                 March 15, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     Reference is made to the registration under the Securities Act of 1933 (the "Act") of an aggregate of 550,140 shares (the "Shares") of the Company's common stock, no par value (the "Common Stock") of which (i) 81,630 shares of Common Stock are to offered upon the terms and subject to the conditions set forth in the Pacific Capital Bancorp Directors' Stock Option Plan (the "Directors' Plan"), (ii) 455,087 shares of Common Stock are to offered upon the terms and subject to the conditions set forth in the Pacific Capital Bancorp 1994 Stock Option Plan (the "1994 Plan"), (iii) 13,423 shares of Common Stock are to offered upon the terms and subject to the conditions set forth in the Pacific Capital Bancorp Amended and Restated 1984 Stock Option Plan (the "1984 Plan" and together with the Directors' Plan and the 1994 Plan, collectively referred to as the "Plans").

     I have examined or considered originals or copies, certified or otherwise identified to my satisfaction, of the Certificate of Restatement of Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Plans, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as I have deemed necessary or appropriate for the expression of the opinions contained herein. I have also reviewed the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

     I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

     Based on the foregoing and having regard for such legal consideration as I have deemed relevant, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the applicable Plan, will be duly and validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the federal laws of the United States of America and the California General Corporate Law, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                              Very truly yours,




                                                            By:/s/ Jay D. Smith
                                                            --------------------
                                                                 Jay D. Smith
                                                                 General Counsel